Exhibit 99

NATURAL HEALTH TRENDS CORP.
Chris Sharng, EVP & CFO
972-241-4080
                                                           FOR IMMEDIATE RELEASE

           NATURAL HEALTH NOTIFIED OF NON-COMPLIANCE WITH NASDAQ RULE

DALLAS, TX, May 26, 2006 -- Natural Health Trends Corp. (NASDAQ NMS: BHIP), an international direct-selling company, announced today that on April 18, 2006 it received a letter from The NASDAQ Stock Market stating that the Company is not in compliance with Marketplace Rule 4310(c)(14), which obligates NASDAQ listed issuers to timely file those reports and other documents required to be filed with the Securities and Exchange Commission. The Company's Annual Report on Form 10-K was due on March 31, 2006. On May 8, 2006, the Company filed a Form 10-K that was incomplete, since it incorporated certain sections by reference from a proxy statement that has not been filed. The Company anticipates filing an amended Annual Report on Form 10-KA with the required information.

The Company timely requested a hearing with the NASDAQ Hearings Panel, and the hearing has been set for June 1, 2006. On May 23, 2006, the Company received a letter from NASDAQ stating that it had not received the Company's Form 10-Q for the quarter ended March 31, 2006, and that this matter will be considered at the hearing on June 1, 2006, to determine the Company's continued listing. The Company will file this Form 10-Q late.

It is not anticipated that the Company's shares of common stock will be delisted before that hearing. However, if the Company fails to file its Amended Annual Report on Form 10-KA or its Form 10-Q, or fails to persuade the Hearings Panel to provide the Company with an exception to Marketplace Rule 4310(c) (14), the Company's shares of Common Stock may be subject to delisting by The NASDAQ Stock Market.

Natural Health Trends Corp. is an international direct-selling company operating in more than 15 markets throughout Asia, North America, and Latin America. The Company markets premium quality personal care, health and lifestyle products under the Lexxus brand and markets its nutritional supplement products under the Kaire brand. Additional information can be found on the Company's website, and management encourages interested parties to register for updated corporate information via e-mail on the Company's homepage, www.naturalhealthtrendscorp.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Forward-looking statements in this release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. Such statements may relate, among other things, to our relationship with our distributors; our need to continually recruit new distributors; our internal controls and accounting methods that may require further modification; regulatory matters governing our products and network marketing system; our ability to recruit and maintain key management; adverse publicity associated with our products or direct selling organizations; product liability claims; our reliance on outside manufacturers; risks associated with operating internationally, including foreign exchange risks; product concentration; dependence on increased penetration of existing markets; the competitive nature of our business; and our ability to generate sufficient cash to operate and expand our business. For a more detailed discussion of the risks and uncertainties of our business, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the Securities and Exchange Commission. We assume no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

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